Exhibit 99.1

Alkami to Acquire Segmint, Inc., Leading Financial Data Analytics and Transaction Cleansing Provider

Acquisition combines Segmint’s data insights with Alkami’s digital account opening and digital banking capabilities to activate financial institutions’ user data along the account holder journey

March 28, 2022 (Plano, TX) – Alkami Technology, Inc. (Nasdaq: ALKT) (“Alkami”), a leading cloud-based digital banking solutions provider for US financial institutions (FIs), announced it has entered a definitive agreement to acquire Segmint Inc., a leader in making account and transaction data usable and meaningful for FIs to deepen customer relationships and grow revenues.

The acquisition will benefit FIs in two ways. First, combining the data sets of Alkami and Segmint will provide a more complete view of the account holder while both training Segmint’s current data models for greater precision and expanding them to additional use cases. Second, FIs will be able to use this data to target, engage, and grow customer relationships through their most pervasive and efficient channel—the digital banking experience.

The acquisition is expected to expand Alkami’s total addressable market by approximately $1 billion and enable new cross-selling opportunities across a larger installed base.

“Our customers want to deepen their customer relationships and grow revenue. To do so, they must transform raw account and transaction data into insights that lead to highly personalized communications. Segmint applies machine learning to transaction data to help FIs better understand their account holders and automates messaging with incredible precision and personalization across multiple channels,” said Alex Shootman, CEO, Alkami. “We are thrilled to welcome the talented team at Segmint and their clients as we work together to empower financial institutions to grow organically through deeper account holder relationships.”

Powered by data scientists and artificial intelligence, Segmint is a leader in making account and transaction data usable and meaningful for financial institutions of all sizes and sophistication, serving 147 financial institutions with approximately 15 million account holders. Segmint’s algorithms are derived from analysis of billions of transactions, providing FIs with customer segmentation based on Key Lifestyle Indicators® (KLIs®) that blend demographic, psychographic, and behavioral data points. Segmint generates more than 36,000 unique KLI® data points daily, continuously powering and training its models for increased speed and accuracy.

“The Segmint team is extremely excited to join forces with Alkami,” said Segmint President Adam Craig. “I look forward to expanding our mission to enable financial institutions to translate their data into actionable insights in pursuit of growth.”

The transaction has been approved by the boards of directors of both companies and the stockholders of Segmint and is expected to close during the second quarter of 2022 subject to regulatory approval and customary closing conditions. Consideration will consist of $135.5 million of cash payable upon closing. Based on a transaction close date of June 30, 2022, Alkami expects Segmint to contribute approximately $7.0 million of revenue and an immaterial amount of adjusted EBITDA to its 2022 full-year financial performance. Alkami expects Segmint’s annual recurring revenue under contract at December 31, 2022 to be in the range of $15 to $17 million, which represents a growth rate of 30% to 50% when compared to the same metric as of December 31, 2021.

Financial Technology Partners served as the exclusive financial and strategic advisor to Segmint.

Forward looking statements

This press release contains forward-looking statements, including statements about: Alkami’s possible or assumed future results, including its future cash flows and its financial outlook for the year ending December 31, 2022, Segmint’s products’ ability to deepen FIs’ customer relationships; the ability of Segmint products to further differentiate Alkami and its solutions offerings; the ability of Segmint and Alkami to combine data sets and provide a more complete view of account holders; Segmint’s ability to train its current data models using Alkami’s data; Alkami’s and Segmint’s ability to provide best-in-class and leading solutions; the advantages to Alkami’s customers of adding the Segmint solutions; the ability of Alkami’s and Segmint’s products to enable FIs to use data to target and engage with account holders, to deepen customer relationships with account holders using FIs’ data, and to accelerate growth; the ability of Alkami to advance its product offerings together with Segmint; and the potential for Alkami and

Segmint as a combined force. The forward-looking statements contained in this press release are based upon current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) risks related to Alkami’s ability to successfully integrate Segmint and its technology and personnel; (b) risks related to the execution of the combined plans, strategies and forecasts, including with respect to data analytics, machine learning and personalized communications capabilities and offerings; (c) risks related to customer demand and market acceptance for these offerings; (d) risks related to Alkami’s expectations with respect to the business of Segmint after completion of the transaction and Alkami’s ability to realize additional opportunities for growth and innovation; (e) competitive risks in the highly-competitive and innovative financial service and technology industries; (f) risks related to the security and compliance of these solutions; (g) intellectual property and related risks; and (h) other risks and potential factors that could affect our business and financial results identified in Alkami’s filings with the Securities and Exchange Commission.

These forward-looking statements represent Alkami’s expectations as of the date of this press release. Subsequent events may cause these expectations to change, and Alkami disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.

About Segmint

Segmint Inc. empowers financial institutions and financial technology providers to easily understand and leverage data, interact with customers, and measure results. Derived from billions of transactions, Segmint provides fast and accurate customer insights through advanced data tagging, categorization, and contextualization. Its insights enable all functions of an organization to inform strategies including competitive analysis, risk, marketing, customer experience, and product innovation. For more information, visit www.segmint.com.

Media Contacts:

Jennifer Cortez
jennifer.cortez@alkami.com

Audrey Pennisi
audrey@outlookmarketingsrv.com

Investor Relations Contact:

Steve Calk
ir@alkami.com